Exhibit 3.1

Amended and Restated Bylaws of Ecopetrol, S.A.

BY-LAWS OF ECOPETROL S.A.

(The Bylaws are incorporated in Public Deed No. 5314, dated December 14, 2007, issued at the Second Registry of the Bogota Notary Department, amended by Public Deed No. 560 dated May 23, 2011, issued at the Forty Sixth Registry of the Bogota Notary Department, Public Deed No. 666 dated May 7, 2013, issued in the Sixty Fifth Registry of the Bogota Notary Department and Public Deed No. 1049 dated May 19, 2015, issued at the Second Registry of the Bogota Notary Department)

CHAPTER I:
LEGAL NATURE, CORPORATE NAME, CONSTITUTION, DOMICILE, AND DURATION

Article One: LEGAL NATURE – CORPORATE NAME.- ECOPETROL S.A. is a mixed ownership corporation, of a commercial nature, organized as a corporation, on a national level, related to the Ministry of Mines and Energy and will be named ECOPETROL S.A. Hereinafter, and for purposes of this document, it will also be referred to as “THE COMPANY”.

Article Two: DOMICILE.- The main domicile of THE COMPANY is the city of Bogotá D.C. and THE COMPANY may establish affiliates, subsidiaries, branches and agencies throughout the domestic territory and abroad.

Article Three: DURATION.- The duration of THE COMPANY is indefinite.

CHAPTER II:
CORPORATE PURPOSE

Article Four: CORPORATE PURPOSE.- The corporate purpose of THE COMPANY is the development, in Colombia or abroad, of commercial or industrial activities corresponding or relating to the exploration, exploitation, refining, transportation, storage, distribution and commercialization of hydrocarbons, its derivatives and byproducts.

Additionally, the following are part of the corporate purpose of THE COMPANY:

1)	The administration and management of all real and personal property that were reverted to the Government upon the termination of the former De Mares Concession. Over said assets, THE COMPANY will have, in addition, all dispositive rights provided by law .

2)	The exploration and exploitation of hydrocarbons in oil-producing areas or oilfields that, prior to January 1, 2004: a) were linked to previously executed contracts or, b) were being directly operated by THE COMPANY

3)	The exploration and exploitation of oil-producing areas or oilfields assigned to it by the National Hydrocarbons Agency - ANH-.

4)	Exploration and exploitation of hydrocarbons abroad, directly or through contracts entered into with third parties.

5)	Refining, processing and any other industrial or petrochemical processing of hydrocarbons, its byproducts or the like, in its own facilities or those owned by third parties, within the domestic territory and abroad.

6)	Purchase, sale, import, export, processing, storage, mix, distribution, commercialization, industrialization, and/or sale of hydrocarbons, its derivatives, byproducts and the like, in Colombia and abroad.

7)	Transportation and storage of hydrocarbons, its derivatives, byproducts and the like, through its own transportation or storage systems or those of third parties, within the domestic territory and abroad, with the exception of natural gas transportation within the domestic territory.

8)	Carry out the investigation, development and commercialization of conventional and alternative sources of energy.

9)	Carry out the production, mix, storage, transportation and commercialization of oxygenating components and biofuels.

10)	Carry out port operations.

11)	Carry out any complementary, related or useful activity to develop the aforementioned items.

12)	Guarantee third-party obligations, as authorized by the Board of Directors, when strictly necessary within the ordinary course of its business and within its corporate purpose.

13)	Upon request of its shareholders, it may support, promote and manage ECOPETROL’s share democratization programs, as provided in the applicable rules regarding such matter. For such purposes, it may enter into and become a party to agreements and arrangements under which they are assigned general or particular responsibilities, as agreed in the interests of the shareholder and the relevant transaction.

(Updated in accordance with the Bylaws amendment approved by the General Shareholders Meeting on March 24, 2011, notarized by Public Deed No. 560 of May 23, 2011, registered at the Mercantile Registry of the Bogota Chamber of Commerce on June 30, 2011, under number 01492292)

Article Five: THE COMPANY may carry out all acts, contracts and legal business and activities that may be required for the adequate fulfillment of its corporate purpose, and especially those related hereinafter:

1)	Construction, operation, administration, maintenance, disposal and management, within the domestic territory or abroad, of hydrocarbons transportation and storage systems, its derivatives and byproducts; refineries; pumping, collection, compression or treatment stations; supply plants; terminals and, in general, all real and personal property required to fulfill the corporate purpose.

2)	Enter into, in Colombia or abroad, all sorts of agreements, arrangements, contracts or legal transaction prescribed by national or international regulations or deriving from the exercise of the freedom of contract, as long as they correspond or are related to the fulfillment of the corporate purpose or the functions assigned to THE COMPANY, or with the development of their subsidiary or complementary operations. Amongst them, the execution of contracts for the purchase or sale of production rights or hedging contracts.

3)	Rendering and marketing all types of services related to the pursuit of the corporate purpose.

4)	With the Board of Directors’ authorization:

a.	Open branches, agencies or subsidiaries, in Colombia or abroad, when deemed convenient.

b.	Participate with individuals or companies, national or foreign, of public or private nature, in Colombia or abroad, in the incorporation or constitution of partnerships, associations, corporations or foundations that have a corporate purpose that is identical, similar, related, complementary, necessary or useful for the development of THE COMPANY’S corporate purpose.

c.	Acquire shares or quotas in previously incorporated or constituted partnerships, associations, corporations or foundations, that have a corporate purpose that is identical, similar, related, complementary, necessary or useful for the development of THE COMPANY’S corporate purpose.

d.	Dispose of shares or quotas in partnerships, associations, corporations or foundations, in which it has an ownership interest, pursuant to the legal provisions applicable to the sale of shares of state entities.

e.	Create sole proprietorships or take on any association or business collaboration form with individuals or companies in furtherance of the activities related to the corporate purpose, as well as those activities related to, complementary to, necessary for, or useful for the development of the same.

f.	Impose levies, sell or limit ownership rights over fixed assets owned by THE COMPANY, other than hydrocarbons, its byproducts and refined products or petrochemicals.

5)	Construction, acquisition, or management of all sorts of facilities to efficiently develop the corporate purpose.

6)	Acquisition, distribution or commercialization of products related to its corporate purpose, and opening of or management of, directly or indirectly, the branches, subsidiaries or agencies necessary for the foregoing.

7)	Entering into all sorts of transactions with financial or insurance entities.

8)	Entering into all sorts of credit transaction.

9)	Asset-backed securitizations and investments.

10)	Investment of treasury surpluses and reserves in capital markets, in a temporary or permanent manner, by underwriting bonds, purchasing securities, shares, rights, making deposits or carrying out any other kind of transactions with authorized financial institutions.

11)	Carrying out all kinds of investment and treasury transactions with authorized entities.

12)	Obtaining and exploiting industrial property rights over trademarks, drawings, symbols, patents or any other intangible assets and carrying out the respective registries before the competent authorities.

13)	Carrying out necessary investigations to obtain necessary technological support; register and obtain the respective industrial property titles over new technologies and products, resulting from investigations and creations of the respective divisions of THE COMPANY.

14)	Preparation and training of personnel in all specialties of the petroleum industry, its derivatives and byproducts, in the country and abroad.

15)	Participation in carrying out scientific or technological activities related to its corporate purpose or with activities that are complementary , connected or useful to the same, as well as to effect their utilization and technical and economic application.

16)	Participation in the development of social programs for the community, especially those located where THE COMPANY has influence.

17)	Carrying out the aforementioned tasks and any other investments, legal transactions, or activities related, complementary, or useful to the fulfillment of its corporate purpose and functions related to hydrocarbons, its products, byproducts and the like or products capable of being their substitutes.

18)	Any other functions assigned by law or by the National Government pursuant to law and to these Bylaws.

PARAGRAPH ONE: To fulfill its corporate purpose, THE COMPANY may carry out its activities within the domestic territory and abroad.

Paragraph Two: Without prejudice to the provisions of the foregoing numeral 4), THE COMPANY may dispose of property that constitutes its assets, and acquire all kinds of property and obligations under any rights pursuant to current law and these ByLaws, through the furtherance of which it may:

a)	Issue, accept, grant, endorse, negotiate, discount and pledge as security all kinds of securities and other civil and commercial documents.

b)	Guarantee through sureties, liens, mortgages or deposits its own obligations.

c)	Issue bonds or securities or other similar documents that collectively constitute obligations of THE COMPANY, and regulate the issuance of said items to the public, directly or through intermediaries, pursuant to the current legal provisions.

d)	Negotiate shares, bonds or public debt documents issued by national or foreign companies.

Paragraph Three: THE COMPANY shall comply with its functions in a competitive manner, addressing principles of economic and financial profitability.

CHAPTER III:
CAPITAL, ASSETS, SHARES AND SHAREHOLDER RIGHTS

Article Six: CORPORATE CAPITAL:

(Modified in accordance with Bylaws amendment approved by the Shareholders’ General Meeting of March 26, 2015, notarized by Public Deed No. 1049 of May 15, 2015, issued at the Second Registry of the Bogota Notary Department, registered at the Mercantile Registry of the Chamber of Commerce)

a)	AUTHORIZED SHARE CAPITAL: THE COMPANY has an authorized share capital of thirty-six trillion five hundred and forty billion pesos in legal tender ($ 36,540,000,000,000.00), divided into sixty billion (60,000,000,000) ordinary registered shares with a nominal value of six hundred and nine pesos in legal tender ($ 609.00) each, represented in accordance with the provisions of these Bylaws.

b)	SUBSCRIBED SHARE CAPITAL: The subscribed share capital is the sum of twenty-five trillion forty billion sixty-nine million three hundred fifty-nine thousand eight hundred twenty-three pesos in legal tender ($ 25,040,069,359,823.00), subscribed to by those indicated below, as follows:

Shareholder	No. of Shares	Percentage (%)	Value (in Colombian pesos)
Nation – Ministry of Finance and Public Credit	36,384,786,817.1969	88.491508762453	22,158,335,171,672
Fiduciaria La Previsora S.A.	400	0.00000097	243,600
La Previsora S.A. Compañia de Seguros	400	0.00000097	243,600
Financial Fund for Development Projects (FONADE)	400	0.00000097	243,600
National Guarantee Fund	400	0.00000097	243,600
Territorial Development Finance Organization (FINDETER)	400	0.00000097	243,600

Shareholder	No. of Shares	Percentage (%)	Value (in Colombian pesos)
Private shareholders	4,731,909,639	11.508486373344	2,881,732,970,151
TOTAL	41,116,698,456.196	100	25,040,069,359,823

The contribution of the Nation – Ministry of Finance and Public Credit is represented by the in-kind value of hydrocarbons; contributions from the reversion of concession areas; capitalized earnings and revaluations.

The value of the contribution of the Nation – Ministry of Finance and Public Credit is equivalent to the amount of shares subscribed and paid-in under the notarized deed of incorporation.

c)	PAID-IN CAPITAL: THE COMPANY has received paid-in capital in the amount of twenty-five trillion forty billion sixty-nine million three hundred fifty-nine thousand eight hundred twenty-three pesos legal tender ($ 25,040,069,359,823.00) in cash and in kind, in accordance with the proportions indicated below:

Shareholder	Value paid (in Colombian pesos)	Shares paid	Shares payable
Nation – Ministry of Finance and Public Credit	22,158,335,171,672	36,384,786,817.196	0
Fiduciaria La Previsora S.A.	243,600	400	0
La Previsora S.A. Compañia de Seguros	243,600	400	0
Financial Fund for Development Projects (FONADE)	243,600	400	0
National Guarantee Fund	243,600	400	0
Territorial Development Finance Organization (FINDETER)	243,600	400	0
Private shareholders	2,881,732,970,151	4,731,909,639	0
TOTAL	25,040,069,359,823	41,116,698,456.196	0

Article Seven: ASSETS: THE COMPANY’s assets are made up of:

a)	Assets and rights that became property of Empresa Colombiana de Petróleos – industrial and commercial state-owned company – after the reversion of the De Mares concession.

b)	The assets and rights that became property of Empresa Colombiana de Petróleos – industrial and commercial state-owned company – before the issuance of Decree Law 1760 of 2003 due to the agreed reversion of the petroleum concessions granted by the Nation.

c)	The assets and rights that became property of Empresa Colombiana de Petróleos – industrial and commercial state-owned company – before the issuance of Decree Law 1760 of 2003 due to the conclusion of the hydrocarbons exploration and exploitation contracts entered into by said company in its capacity as the national hydrocarbons administrative entity.

d)	The production rights of the fields that the Empresa Colombiana de Petroleos – industrial and commercial state-owned company – was operating as of the date of the issuance of Decree Law 1760 of 2003, and in the exploited fields pursuant to the execution of oil contracts entered into by said company in its capacity as the national hydrocarbons administrative entity before the creation of the National Hydrocarbons Agency – ANH.

e)	The production rights of the fields resulting from the contracts entered into by THE COMPANY until December 31, 2003.

f)	The asset originated from THE COMPANY’s rights over future hydrocarbons production obtained both from direct operations as well as from hydrocarbon exploration and exploitation contracts entered into by said company.

g)	The production rights over direct operation fields in areas assigned to Empresa Colombiana de Petroleos and THE COMPANY as included in the land map as of December 31, 2003.

h)	The assets resulting from the investments and reinvestments of earnings by Empresa Colombiana de Petroleos – industrial and commercial state-owned company.

i)	The assets resulting from the investment and reinvestment of earnings by THE COMPANY.

j)	All the assets and rights that Empresa Colombiana de Petroleos – industrial and commercial state-owned company – may have acquired under any title and those acquired by THE COMPANY under any title.

Article Eight: ISSUANCE OF SHARES: THE COMPANY may issue shares within the limits of the authorized capital, in accordance with the limitations of Law 1118 of 2006 and the rules that may modify, complement or substitute it.

Article Nine: SHARE REGISTRY BOOK: THE COMPANY shall have a Share Registry Book, previously registered with the Chamber of Commerce of the primary corporate headquarters, in which will be entered the names of those who own shares; the quantity of shares corresponding to each; the title or titles with their respective numbers and entry dates; the sales and transfers; the liens, usufruct, attachments and judicial claims, and any other act subject to entry pursuant to the Law.

THE COMPANY only recognizes as owner the person whose name is included in the share registry and only for the number of titles and under the conditions registered therein.

Article Ten: TITLES OR CERTIFICATIONS.- The shares of the COMPANY may circulate both certificated and book entry form.

a)	The certificated shares will be represented by titles bearing the original signature of the President and of the Secretary of THE COMPANY or whomever acts on his or her behalf, and will be issued in a numeric and continuous series and must include all requirements prescribed by Article 401 of the Commercial Code.

As long as the total amount per share has not been paid up completely, only provisional titles will be issued to the subscribers. The provisional titles will be exchanged for definitive titles to the extent that the shares represented by them are fully paid up. The titles may be issued for groups or batches of shares or for each individual share.

The provisional or definitive title or titles, as the case may be, will be issued within a period of two (2) months or less from the date of the Public Deed corresponding to the notarization of these Bylaws.

The shareholders will be responsible for any taxes or duties levied on the issuance of certificated shares, as well as for those resulting from transfers, transmissions or modifications on their ownership.

b)	The certificates corresponding to shares that are issued, transferred or encumbered and that circulate on book entry form will be kept and managed by a specialized entity or by a centralized securities depositary with experience in this type of activity. Holders may request a certificate certifying them to exercise shareholders’ rights. The entity in charge of the management will carry out all necessary entries relating to the holders of shares and will bookkeep the Share Registry Book. The content and characteristics of the certificates will be subject to pertinent legal requirements. As long as the total amount per share has not been fully paid in, THE COMPANY may only issue provisional certificates.

The circulation, encumbrances and other issues and operations related to book entry shares will be governed by the legal norms applicable to book entry securities.

Paragraph One: SHAREHOLDER DEFAULT. THE COMPANY, directly or through a specialized entity to which it may delegate this function, shall record payments made and outstanding debts.

When a shareholder is in default (meaning, when the holder does not pay, within the deadline established in the share issuance rules, for all, or part the shares that such holder has subcribed):

a)	Political and economic rights arising out of the shares, the payment of which is in default, will be suspended.

b)	The provisions set forth in Article 397 of the Commercial Code will be applied and THE COMPANY will move to apportion the sums received to the issuance of the paid up shares, taking as their value the price at which they were placed minus fifteen percent (15%) of the unpaid amount as compensation for damages, which are presumed to have been caused. In addition, THE COMPANY will suspend the receipt of payments to a shareholder that has incurred under an enforcement action, in accordance with the share issuance and placement rules.

c)	The shares that have not been released and have been taken from the defaulted shareholder will be placed by THE COMPANY in the market as soon as possible, in accordance with the provisions of Article 397 of the Commercial Code. For purposes of applying Article 397 of the Commercial Code, THE COMPANY may carry out any necessary activities without the need of the shareholder consent or acceptance for these purposes, as it is understood that such procedures were accepted by the subscriber in accepting the terms of the Offering. For the purposes provided in this subparagraph, the Board of Directors of THE COMPANY will meet and decide on relevant matters in order to arrange the placement of the shares taken from defaulted shareholders.

Shares that have not been fully paid in cannot be freely negotiated. The shares that have been fully paid in and released pursuant to the share issuance rules will be freely negotiable.

Paragraph Two: THEFT AND DAMAGE OF TITLES OR CERTIFICATES.-

a)	THEFT: The owner of the title or certificate presumed to be stolen must present before the Board of Directors: a) a certified copy of the relevant criminal complaint, b) the guaranty that may have been required by the Board of Directors; in such case, the Board will deliver to the owner or holder of the title or certificate a duplicate which will be included in the Share Registry Book. Should the stolen title or certificate reappear, the holder shall return the duplicate to THE COMPANY, which will be destroyed by the Board of Directors, with the Board of Directors documenting such act it in the minutes of the corresponding session.

b)	DAMAGE: When the request for a copy of the title is due to its damage, the shareholder must turn it over in the condition that it is found so that THE COMPANY may annul it before delivering the corresponding duplicate, which will make reference to the substituted title number.

Article Eleven: ENCUMBERED SHARES OR SHARES UNDER LEGAL DISPUTE.- Cases of attachment and forced sale of shares will be governed by Articles 408, 409, 414 and 415 of the Commercial Code and by Article 67 of Law 794 of 2003, and any legal rules that may regulate, complement or modify the aforementioned or that may otherwise be applicable.

Article Twelve: ENCUMBERED SHARES.- THE COMPANY will register the transfer of encumbered shares in any form or the ownership of which is limited or dispersed, after informing the purchaser in writing of the existence of such encumbrance or of the limitation or dispersion.

In case of usufruct duly informed to THE COMPANY, THE COMPANY will concede to the usufruct party all of the rights arising from the shares, except those relating to their ownership itself, such as the right to sell them or to subscribe to new issuances, including those distributed as dividend shares, which run to the owner, except as agreed to the contrary.

PARAGRAPH: PLEDGE OF SHARES.- A security interest is perfected through its registration in the Share Registry Book and will not grant to the creditor the rights arising out of the status of shareholder, except by means of stipulation or express agreement. The document including such agreement will be enough to prove before THE COMPANY the creditor’s rights.

Article Thirteen: SHAREHOLDERS’ RIGHTS.- All of the shares afford its holder an equal right to the corporate assets body and in the benefits to be distributed and each one has the right to one vote in the General Shareholders’ Meeting, with the legal limitations.

THE COMPANY’s shareholders will have the following rights and guarantees:

1.	Participate in the deliberations of the General Shareholders’ Meeting and vote in it in order to make the decisions corresponding to said body, including the appointment of the bodies and persons which, in accordance with Law and these Bylaws, it must elect and, if necessary, have mechanisms to be represented in said meetings.

2.	Receive as dividend a part of the profits of THE COMPANY in proportion to the shares held in it. THE COMPANY distributes its profits in accordance with law and these Bylaws.

3.	Have access to THE COMPANY’S public information in due time and in a comprehensive manner and to freely inspect the books and other documents referred to in Articles 446 and 447 of the Commercial Code within fifteen (15) business days prior to the meetings of the General Shareholders’ Meeting where the fiscal year-end financial statements will be considered.

4.	Receive a proportional share of the corporate assets upon liquidation, as appropriate, and, once all of THE COMPANY’s external indebtedness is paid, in the proportion of the number of shares held in THE COMPANY.

5.	Be represented through a written instrument that includes the name of the proxy and the extent of the representation. Proxies for representation at the General Shareholders’ Meeting must be submitted pursuant to Article 184 of the Commercial Code.

6.	Transfer or sell its shares, as prescribed by law and these Bylaws; as well as to be informed of the share registration methods and the identity of the main shareholders of THE COMPANY, in accordance with the law.

7.	Make recommendations regarding the good corporate governance of THE COMPANY through written requests presented to the Office of Shareholder and Investor Affairs.

8.	Request, together with other shareholders, the convening of an extraordinary General Shareholders’ Meeting, in accordance with Article 20 of these Bylaws.

9.	Request, before the Office of Shareholder and Investor Affairs, authorization to carry out specialized audits at its own expense and responsibility and subject to the following terms:

a)	The specialized audits may be carried out at any moment and regarding the documents authorized under Article 447 of the Commercial Code, upon request of a a plurality of shareholders representing at least five percent (5%) of the subscribed shares of THE COMPANY.

b)	The specialized audits cannot include documents that have confidential status in accordance with law, in particular Article 15 of the Political Constitution and Article 61 of the Commercial Code, as well as subparagraph g) of Article 4 of Law 964 of 2005 and the regulations thereunder.

c)	Neither will be subject of a specialized audit, information of a scientific nature, technical, economic and statistical information obtained by the people dedicated to the crude oil industry in any of its segments, in accordance with applicable legislation; technical and scientific information regarding prospects of fields obtained directly by THE COMPANY or by its associates; or any information derived from contracts that constitute competitive advantages; such information will enjoy commercial confidentiality as regulated by Colombian commercial law. In all cases, the specialized audits must be carried out over specific issues and cannot be carried out over industrial secrets nor issues the confidentiality of which is protected by intellectual property laws.

d)	In no event will the specialized audits be allowed to affect the autonomy of the managers, as set forth in their legal powers and their powers under these Bylaws.

e)	The working documents of the special auditor will be subject to confidentiality and must be preserved for a period of no less than five (5) years, counted from the date of their creation.

f)	The request to carry out specialized audits will be presented in writing to the Office of Shareholder and Investor Affairs, stating the reasons that motivate it, the facts and operations to be audited and the length of time. The persons hired to carry out the specialized audits must be capable professionals recognized as such in accordance with law and must fulfill the requirements under law and these Bylaws to be a Fiscal Auditor of THE COMPANY. The external auditor will be chosen in conformity with procedures that guarantee an objective and independent selection.

g)	The Office of Shareholder and Investor Affairs must review the request expediently and efficiently, facilitating the activities of the auditor, in coordination with the offices of THE COMPANY that must collaborate in order for the external auditor’s task to be viable.

h)	The results of the specialized audit must be disclosed first to the President of THE COMPANY, who will have thirty (30) business days to comment. These results and the comments of the President of THE COMPANY will be disclosed to the Board of Directors and to the control and supervisory entities. In case of possibility of a breach of legal norms, the relevant authorities will be notified.

i)	The investors may request specialized audits in conformity with the nature of their investments, with regard to the aforementioned rules and as long as they possess, individually or jointly, at least ten percent (10%) or more of the respective issuance of titles or securities.

10.	Present proposals related to the sound progress of THE COMPANY to the Board of Directors, jointly with other shareholders, as long as they represent at least five percent (5%) of the subscribed shares. The proposals must indicate the address and name of the person to whom the response to the petition will be sent and with whom the Board will act, should it be deemed necessary. In all cases, such proposals cannot concern themes related to industrial secrets or strategic information for the development of THE COMPANY. These requests must be presented in writing to the Office of Shareholder and Investor Affairs. That Office must, in turn, present them to the Corporate Governance Committee of the Board of Directors for its review and potential authorization by the Board of Directors. Regarding these requests, the Board of Directors must abstain from distributing information of a confidential nature or that may jeopardize THE COMPANY’s business or that may affect the rights of third parties or that, if disclosed, may be used to the detriment of THE COMPANY.

11.	When it is deemed that a rule of the Good Governance Code has been breached, a shareholder may address the Board of Directors of THE COMPANY in writing, indicating the reasons and facts that support such shareholder’s complaint, stating the shareholder’s name, identification number, address, telephone and city in order to ensure that it will be possible to respond to the request. The Office of Support to the Presidency and the Board of Directors or whomever acts on its behalf will send the request to the Board of Directors, which will review, answer it and take the necessary measures to avoid breaching the indicated rules. The Board of Directors may delegate this function to the Corporate Governance Committee.

12.	During the term of the Declaration of the Nation as majority shareholder of THE COMPANY, dated July 26, 2007, exercise the shareholder’s right of withdrawal under the terms established in such Declaration.

13.	Those other rights granted to shareholders as prescribed by the law and these Bylaws.

Paragraph One: EQUAL TREATMENT OF SHAREHOLDERS AND INVESTORS: THE COMPANY, in order to guarantee the thorough exercise of its rights and a proper fulfillment of its obligations toward investors and shareholders, will give them equal treatment regarding requests, complaints and information, irrespective of the value of their investment or the amount of shares owned.

All of the shareholders of THE COMPANY will be treated equally, taking into account that each shareholder has the same rights in accordance with the number and class of shares owned.

Paragraph Two: DISPUTE RESOLUTION METHOD: The disputes that may arise between THE COMPANY and its shareholders will try to be resolved: first, through direct settlement; second, through amicable mediators, and third, through the intervention of conciliators from the Center for Arbitration and Conciliation from the Bogotá Chamber of Commerce. Once these three methods run their course, the interested party will be able to choose whether the claim will be resolved through litigation or through an arbitration tribunal.

In the case of an arbitration tribunal, it will take place in Bogotá D.C., the decision will be rendered on the law, and it will be made up of three (3) arbitrators appointed as agreed by the parties. In the event that the parties have not agreed on the appointment of any or all of the arbitrators within thirty (30) days of convening the arbitration tribunal, the appointment will be made by the Center for Arbitration and Conciliation of the Bogotá Chamber of Commerce.

Article Fourteen: SHARE INDIVISIBILITY: The shares will be indivisible; therefore, whenever due to legal reasons or agreement one or several shares are owned by a plurality of persons, THE COMPANY will register the shares in favor of all the joint owners who must appoint a common representative to exercise their rights as shareholders.

The appointment of this representative will be done pursuant to Article 378 of the Commercial Code or the regulation that modifies or substitutes it.

Article Fifteen: REPRESENTATION AND VOTE UNITY: Each shareholder, whether an individual or company, may only appoint a sole representative before the General Shareholders’ Meeting, regardless of the number of shares over which it is the holder of rights.

The representative or agent of a shareholder cannot divide the vote of the party that it represents, which means that such person is not allowed to vote with the represented shares in a determined manner or for some persons with certain shares, and in a different manner or for other persons with other shares. Nevertheless, this vote indivisibility does not impede the representative of several shareholders to vote separately in each case, following the instructions given by each represented person or group of people.

CHAPTER IV:
DIRECTION AND MANAGEMENT

Article Sixteen: The direction, management and representation of THE COMPANY, will be carried out by the following organs:

a)	The General Shareholders’ Meeting

b)	The Board of Directors and

c)	President

PARAGRAPH: THE COMPANY will have a Secretary or a person in charge of its duties, who will be the Secretary of the General Shareholders’ Meeting and of the Board of Directors.

The Secretary or whomever acts as such will be in charge of, aside from those appointed by these Bylaws, THE COMPANY’S rules and by the General Shareholders’ Meeting, the Board of Directors and the President, bookkeeping the minutes, registry and mail of THE COMPANY and to certify before third parties the content of the aforementioned.

The Secretary or whom ever acts as such will give special attention to the safeguard that pursuant to the Law and commercial practice, correspond to the books and documents of THE COMPANY.

CHAPTER V:
GENERAL SHAREHOLDERS’ MEETING

Article Seventeen: COMPOSITION OF THE GENERAL SHAREHOLDER MEETING.- The General Shareholders’ Meeting will be made up by the representatives of the shares of subscribed and paid in capital, and will meet according to the regulations established by these Bylaws and the law.

Article Eighteen: FUNCTIONS OF THE GENERAL SHAREHOLDERS’ MEETING: The General Shareholders’ Meeting will fulfill the following functions, both during its ordinary and extraordinary meetings:

a)	Appoint the president of the meeting.

b)	Examine, approve or reject the year-end financial statements and the accounts presented by the managers.

c)	Appoint and remove the members of the Board of Directors.

d)	Appoint and remove the FIscal Auditor and its respective substitutes, and determine their fees and tasks.

e)	Decide pursuant to the Law, the distribution of profit as per the financial statements, determining the amount of profit to be distributed, the term and manner that dividends shall be paid. The General Shareholders’ Meeting may determine at any moment that the amount set for distribution be completely or partially capitalized and that its value be distributed in THE COMPANY’S shares amongst the shareholders pro rata of the shares currently held at the moment of capitalization.

f)	Agree on the manner to cancel loses if there were to be any.

g)	Authorize any issuance and placement of shares in reserve, as well as any issuance of convertible bonds, whether these are to be convertible into ordinary or preferred shares.

(Updated in accordance with Bylaws amendement approved by the General Shareholders Metting held on March 21, 2013, notarized by Public Deed No. 666 of May 7, 2013, issued at the Sixty Fifth Registry of the Bogota Notary Department, registered at the Mercantile Registry of the Chamber of Commerce on May 20, 2013, under number 01731747)

h)	Authorize any issuance of privileged or benefit shares and order the decrease or elimination of the privileges.

i)	Agree on the manner of distribution and payment of social utilities.

j)	Order the formation and destination of the occasional reserve needed or convenient for THE COMPANY pursuant with Paragraph one of this article.

k)	Order the reacquisition of own shares and their later sale.

l)	Adopt all the necessary measures in order to comply with these Bylaws or required for THE COMPANY’s benefit.

m)	Study and approve the amendement to the Bylaws, pursuant to applicable laws.

n)	Approve the valuation of goods that THE COMPANY may receive as subscribed shares payment, after the date of its incorporation.

o)	Consider reports from management and or legal representatives regarding the state of corporate business, and review the fiscal auditor’s report, as the case may be.

p)	Approve processes of corporate restructuring, such as mergers, splits, transformations or acquisitions.

q)	Approve capital increases.

r)	Issue its own regulations.

s)	Other functions assigned by law or these Bylaws and not corresponding to any other body.

Paragraph One: The occasional reserve ordered by the General Shareholders’ Meeting must comply with the following requirements:

a)	That it comes from liquid profit deducted from faithful financial statements.

b)	That the cause for its creation be the decision by the General Shareholders Meeting to distribute dividends.

c)	That the cause for its creation be a decision by the General Shareholders’ Meeting.

d)	That it be mandatory only during period in which it was decided.

e)	That it be necessary or convenient to assure the stability of THE COMPANY during periods of economic difficulty, due to an abnormal market situation, or to prevent extraordinary events from occurring that may seriously affect the financial and economic structure of THE COMPANY.

f)	That it have a specific or specified destination in order to protect the shareholders rights to receive dividends.

Paragraph Two: The Nation agrees, in accordance with its share participation, that the assets disposition amounting to 15% or more of THE COMPANY’S stock capitalization, shall be discussed and decided by the General Shareholders’ Meeting and that the Nation will only be able to vote positively, if the vote of the minority shareholders is equal to or greater than 2% of the shares subscribed to by shareholders other than the Nation.

Notwithstanding the aforementioned, if the majority referred to therein is not reached, The Nation may request a new summons to a General Shareholders’ Meeting per the terms established in these Bylaws, and in said meeting such decisions may be adopted with the majorities provided in the Law or in these Bylaws.

Article Nineteen: ORDINARY MEETINGS.- Ordinary meetings of the Shareholders General Meeting shall be held at the registered office, within the first three months of each year, at a date and time indicated in the announcement. The announcement will be made thirty (30) calendar days in advance of the date on which the meeting will take place, either by electronic means, a written notice addressed to each shareholder at the address registered in THE COMPANY’s books or by means of a publication on THE COMPANY’s website www.ecopetrol.com.co or whichever website functions in its place. The above is without prejudice to the publication in a newspaper that is widely distributed throughout the country of a notice of announcement. Notice of the announcement will be provided to the relevant supervisory body, where appropriate.

During the ordinary meetings, the General Shareholders’ Meeting must, aside from the functions assigned by Law:

a)	Examine THE COMPANY’S situation.

b)	Appoint managers and other officials elected by it.

c)	Determine the economic policy of THE COMPANY.

d)	Analyze the accounts and financial statements of the previous year-end.

e)	Decide on the disposition and distribution of profit.

f)	Decide on all the actions necessary to fulfill the corporate propose.

(Updated in accordance with Bylaws amendment approved by the Shareholders’ General Meeting of March 26, 2015, notarized by Public Deed No. 1049 of May 15, 2015, issued at the Second Registry of the Bogota Notary Department, registered at the Mercantile Registry of the Chamber of Commerce)

Paragraph One: In addition, ECOPETROL’S will introduce the following best practices of corporate governance: (i) the Sunday before the date of the ordinary General Shareholders’ Meeting, management will remind the shareholders of the date of the meeting through a newspaper that is widely distributed throughout the country, and (ii) management will inform to the shareholders residing abroad of the summons through THE COMPANY’S web page www.ecopetrol.com.co or the website which may replace it, electronic mail, or through any other method deemed appropriate.

Paragraph Two: THE COMPANY will publish on its web page www.ecopetrol.com.co or on the webpage that may replace it, the agenda of the General Shareholders’ Meeting and management proposals at least three (3) calendar days before the date of the ordinary meeting. The shareholders who register their electronic mail will receive the agenda and the content of such proposals.

Paragraph Three: If it were not called, the General Shareholders’ Meeting shall meet in their own right on the first working day of April at 10:00 am at the headquarters of THE COMPANY in Bogotá.

Article Twenty: EXTRAORDINARY MEETINGS. The extraordinary meetings of the General Shareholders’ Meeting will be held at the headquarters of THE COMPANY, on the date and time set out in the summons, which meeting will be effected:

a)	When unforeseen or urgent needs of THE COMPANY require it.

b)	When summoned by one or more of the following people: (i) the President; (ii) the Board of Directors; (iii) the Fiscal Auditor; (iv) the official entity that permanently supervises THE COMPANY.

c)	Directly or by the summons order of the official permanent supervising entity of THE COMPANY, when requested by a plurality of shareholders representing at least five percent (5%) of all subscribed shares. The summons order will be complied with by the President or by the Fiscal Auditor.

Summons for extraordinary meetings will be made fifteen (15) calendar days in advance of the date set for holding the meeting, unless the law requires greater notice, and will be made via electronic means or written communication to each shareholder, to the address registered by them in THE COMPANY’s books, or by means of a publication on THE COMPANY’s website www.ecopetrol.com.co or whichever website functions in its place.

The summons will indicate the subjects on the Aagenda that will be considered by the extraordinary meeting of the General Shareholders Meeting.

(Updated in accordance with Bylaws amendment approved by the Shareholders’ General Meeting of March 26, 2015, notarized by Public Deed No. 1049 of May 15, 2015, issued at the Second Registry of the Bogota Notary Department, registered at the Mercantile Registry of the Chamber of Commerce)

Paragraph One: In addition, THE COMPANY will implement the following best practices to corporate governance: (i) the Sunday before the extraordinary meeting of the General Shareholders Meeting, management will remind the shareholders through a newspaper that is widely distributed throughout the country, of the date of the meeting, and (ii) management will inform to the shareholders residing aboard of the summons through THE COMPANY’S website www.ecopetrol.com.co or the one that may replace it, or electronic mail, or through any other method deemed appropiate, notwithstanding the notification published on the newspaper that is widely distributed throughout the country.

Paragraph Two: ISSUES NOT INCLUDED IN THE AGENDA OF EXTRAORDINARY MEETINGS: The Nation agrees to support, through the use of its vote, initiatives to include additional issues to the ones originally included in the agenda for extraordinary meetings of the General Shareholders Meetings of THE COMPANY, if said initiatives are presented by one or more shareholders that represent at least two percent (2%) of the subscribed shares of THE COMPANY.

Article Twenty-one: UNIVERSAL MEETINGS: The General Shareholders’ Meeting may be validly held on any date, time and place, with no previous summons, when:

a)	All the subscribed shares are represented; and

b)	There is a common will to hold a General Shareholders’ Meeting.

During the Universal Shareholders Meetings, any subject within the functions of the General Shareholders Meeting may be discussed, except if the law provides otherwise.

Article Twenty-two: QUORUM:The General Shareholders’ Meeting will deliberate with a plurality of shareholders representing at least half plus one of the subscribed shares. Decisions will always be made with majority of the present votes, except when the law requires special majorities.

PARAGRAPH: If the General Shareholders’ Meeting is summoned and this meeting does not take place due to lack of quorum, a second meeting will be summoned, and it will validly deliberate and decide with a plurality of shareholders, no matter the number of shares represented. The new meeting will be held no earlier than ten (10) days before and no more than thirty (30) business days after the date of the first meeting. When the Genereral Shareholders’ Meeting meets in ordinary meetings under its own right the first business day of April, it may also deliberate and validly decide under the terms outlined in this article.

CHAPTER VI:
BOARD OF DIRECTORS

Article Twenty-three: BOARD OF DIRECTORS: The Board of Directors of THE COMPANY will be composed of nine (9) directors with no alternates, who will be elected by the General Shareholders’ Meeting, through the electoral quotient system and for one (1) year terms, with the possibility of being re-elected or removed at any time by the General Shareholders Meeting. The members of the Board of Directors may be elected without the electoral quotient system when the position is filled with unanimity.

The appointment to the Board of Directors of THE COMPANY may be on the individual or the position itself.

If there is no new election for members of the Board of DIrectors, it is understood that the appointment has been extended until a new appointment is made.

The members of the Board of Directors will be subject to the disqualifications and incompatibilities that the law may establish for such purposes.

Paragraph One: INDEPENDENT MEMBERS OF THE BOARD OF DIRECTORS: The majority of the members of the Board of Directors shall be independent. The election of the independent members of the Board of Directors will take place pursuant to the criteria set out in paragraph two of Article 44 of the Law 964 of 2005 and in accordance with the procedure laid down in Decree 3923 of 2006 or any provisions that regulate, amend, replace or add to these.

The Board of Directors members that are elected as independent will commit in writing, upon the acceptance of the position, to maintain their independent status during the course of their duties. If for any reason they lose such status, they shall resign to the position and the President of THE COMPANY may convene a special meeting of the General Shareholders’ Meeting in order for them to be replaced.

(Updated in accordance with Bylaws amendment approved by the Shareholders’ General Meeting of March 26, 2015, notarized by Public Deed No. 1049 of May 15, 2015, issued at the Second Registry of the Bogota Notary Department, registered at the Mercantile Registry of the Chamber of Commerce)

Paragraph Two: The Nation agrees that, in the General Shareholders Meetings in which Board of Directors members of THE COMPANY will be elected, it will include in its list of candidates for the eigth and ninth ranking persons proposed by the Hydrocarbon Producing Departments exploited by THE COMPANY, and by the minority shareholders, as follows:

a)	Pursuant to paragraph one of Article 5 of Law 1118 of 2006, on the eighth ranking, the Nation will include in its list of candidates to be members of the Board of Directors, a person chosen by the governors of the Hydrocarbons Producing Departmentsas exploited by THE COMPANY. The name of the candidate must be chosen by the Governors of said Departments, through simple majority vote, through previous voting; the result of said voting must be sent to the Ministry of Finance and Public Credit at least ten (10) days prior to the General Shareholders Meeting. In case that, for any reason, the name of the candidate is not sent on time, the Nation will include in its list of candidates for the Board of Directors to one of the persons appointed by the Governors, who, in any case, must comply with the requirements established herein.

Hydrocarbon Producing Departments exploited by THE COMPANY will be understood as established in Article 4 of Law 756 of 2002, or as modified, added or substituted, where THE COMPANY carries out hydrocarbon exploitation directly or through association with third parties. Said law defines Producing Department as that whose income due to royalties and compensations, including those coming from producing municipalities, is equal to or greater than three percent (3%) of the total royalties and compensations generated by the country. The assignments of the Fondo Nacional de Regalías will not be considered, nor those received by the departments as a result of reassignments pursuant to Article 54 of Law 141 of 1994.

b)	Transitory: In the ninth rank, the Nation will include in its list of candidates for the Board of Directors, a person appointed by the ten (10) Minority Shareholders with the greatest share participation. The name of said candidate will be chosen by simple majority vote, through a previous vote, which result of said vote must be sent to the Ministry of Finance and Public Credit at least ten (10) days prior to the General Shareholders Meeting. If said Minority Shareholders do not reach an agreement, the Nation will include in its list the person chosen by the five (5) minority shareholders with the greatest share participation. If said shareholders do not reach an agreement before the General Shareholders Meeting for such election, the Nation will be able to propose a candidate that will, in any case, comply with the requirements established herein.

For the effects of sections a) and b) herein, it is understood that the Nation’s agreement to vote for the candidates proposed by the minority shareholders of THE COMPANY and of the Hydrocarbon Producing Departments exploited by THE COMPANY, will be subject to the compliance of each candidate to the following conditions:

(i)	That the profiles be similar to those defined for the members of the Board of Directors of THE COMPANY, pursuant with these Bylaws and,

(ii)	That they demonstrate that they each are an independent member pursuant with the independent member definition included in the paragraph of Article 44 of Law 964 of 2005 or any rule that regulates or modifies it.

(iii)	The Nation’s agreement included in section b) will loose its validity in the moment in which the minority shareholders can, pursuant to their share participation, appoint a member to the Board of Directors of THE COMPANY in their due right. The aforementioned notwithstanding the term of the Nation’s Declaration as majority shareholder of THE COMPANY subscribed on July 26, 2007.

Paragraph Three: The fees of the members of the Board of Directors will be fixed annually by the General Shareholders’ Meeting and paid by THE COMPANY due to their attendance to the meetings of the Board of Directors and of the Committees. Said remuneration will be fixed in consideration to the nature of THE COMPANY, the responsibility of the position and the guidelines of the market. This information will be made public through the web page www.ecopetrol.com.co or the one that may replace it.

Paragraph Four: In case of non presence meetings, the fees of the members of the Board of Directors will be equal to fifty percent (50%) of the fees established for other meetings where physical attendance is necessary.

Paragraph Five: Members of the Board of Directors are assessed in accordance with the mechanism defined by the Board itself.

At each ordinary meeting, the Chairman of the Board of Directors shall present the General Shareholders’ Meeting with a report on the operation of the Board of DIrectors, which will take into account attendance to meetings of the Board and its Committees, performance and participation therein, and the results of the assessments of the Board. The results of the assessments of the Board of Directors will be published on THE COMPANY’s website www.ecopetrol.com.co or whichever website functions in its place.

(Updated in accordance with Bylaws amendment approved by the Shareholders’ General Meeting of March 26, 2015, notarized by Public Deed No. 1049 of May 15, 2015, issued at the Second Registry of the Bogota Notary Department, registered at the Mercantile Registry of the Chamber of Commerce)

Paragraph Six: The rules addressing the appointment and duties of the Chairman of the Board of Directors and the Secretary are included in the Internal Regulations of the Board of Directors, which are published on THE COMPANY’s website www.ecopetrol.com.co.

(Included in accordance with Bylaws amendment approved by the Shareholders’ General Meeting of March 26, 2015, notarized by Public Deed No. 1049 of May 15, 2015, issued at the Second Registry of the Bogota Notary Department, registered at the Mercantile Registry of the Chamber of Commerce)

Article Twenty-four: PROFILES OF THE MEMBERS OF THE BOARD OF DIRECTORS- The members of the Board of Directors will agree with THE COMPANY’S corporate vision and must at least comply with the following requirements: (i) have knowledge and experience with the activities included in the corporate purpose of THE COMPANY and/or knowledge and experience in the industrial and/or commercial activity, financial, stock market, administrative, legal or similar activities (ii) have a good reputation and recognition due to their professionalism and integrity, and (iii) not be a member of more than five (5) board of directors at the same time, including the Board of THE COMPANY.

The members’ profiles of the Board of Directors will be reviewed and updated by the Committee of Compensation and Appointment of the Board of Directors.

Article Twenty-five: MEETINGS.- The Board of Directors will ordinarily meet at least once a month in the offices of THE COMPANY or in the place that the Board of Directors decides, on the date and time determined, and extraordinarily, through summons by itself, by the President, the Fiscal Auditor or two (2) of its members.

The summons to meetings, both ordinary and extraordinary, will be communicated to each member via delivery notice at least five (5) calendar days before said meeting; said communication may be delivered through any proper means, such as fax or electronic mail.

The Board of Directors will elect among its members, its Chairman and Vice-Chairman, who will preside and direct the ordinary and extraordinary meetings of the Board of Directors and will be elected for a one (1) year term. In the meetings where both the Chairman and Vice-Chairman are absent, the attendees may appoint, from its members, the person who will act as Chairman for said meeting.

The Director of Support to the President and Board of Directors, or the person who acts as such, will act as secretary to the Board of Directors.

The President of THE COMPANY will attend the meetings of the Board of Directors, where he will have voice but not a vote. In any case, the President of THE COMPANY cannot be appointed Chairman of the Board of Directors.

PARAGRAPH: QUORUM.- The Board of Directors will deliberate with a number equal to or greater than five members. The decisions will be adopted by a majority of votes of the members present.

Article Twenty-six: FUNCTIONS.- The following are the duties of the Board of Directors:

1)	Appoint, evaluate and remove the President of THE COMPANY.

2)	Issue its own regulations and the general regulations for all the sections of THE COMPANY.

3)	Previously authorize the following decisions or activities, and the remaining decisions or activities that require their authorization pursuant to these Bylaws:

a)	Open branch offices, agencies or subordinate companies in Colombia or abroad when deemed convenient.

b)	Participate with individuals or companies, national or foreign, of public or private nature, in Colombia or abroad, in the incorporation of partnerships, associations, corporations, or foundations with a corporate purpose identical, similar, connected, complementary, necessary or useful for the development of THE COMPANY’s corporate purpose.

c)	Acquire shares or rights in partnerships, associations, corporations , or foundations previously incorporated or constituted, which have a corporate purpose identical, similar, connected, complementary, necessary or useful for the development of THE COMPANY’s corporate purpose.

d)	Sell shares and rights in partnerships, associations, corporations or foundations in which it has ownership rights, pursuant to legal provisions applicable to the sale of shares of state entities.

e)	Create sole proprietorships or take on any association or business collaboration form with individuals or companies to perform corporate purpose related activities, as well as those activities connected, complementary, necessary or useful for its development.

f)	Impose liens, sell or limit dominium (or ownership?) rights over fixed assets, owned by THE COMPANY other than hydrocarbons and its by-products, or refined or petrochemical products.

4)	Study the annual reports to be presented by the President regarding the tasks carried out by THE COMPANY.

5)	Decide on the industrial relations policies and the salary scales that THE COMPANY must adopt for its personnel and define, review and update the profiles of the President and in general, of all the top executives, in accordance with the recommendations made by the Compensation and Nomination Committee of the Board of Directors.

6)	Appoint and remove, in agreement with the President of THE COMPANY, the officers of the THE COMPANY up to the level of the Vice-president and directors, with the possibility to delegate these functions on the President of THE COMPANY.

7)	Approve the budget of THE COMPANY and dictate the rules for the issuance and execution of said budget and for the management of the assets and resources of THE COMPANY, following, where applicable with said finalities and duties, corresponding legal rules.

8)	Approve the Contracting Rules or Manual, which can be delegated on the President of THE COMPANY.

9)	Intervene in all activities whose objective, according to its criteria, are intended to improve the development of THE COMPANY´S activities, for which periodical reports regarding the situation of THE COMPANY may be requested from top executives, including reports on corporate business strategies and reports regarding risks that THE COMPANY may be facing and, if considered necessary, share them with the shareholders through the Shareholder and Investor Attention Office and design strategies to face such risks.

10)	Submit to the General Shareholders’ Meeting the accounts, financial statements, and inventories of THE COMPANY, propose the approval of reserve funds in addition to the ones legally required and propose the distribution of profit.

11)	Examine, when deemed necessary, the documents and books of THE COMPANY, and present before the General Shareholders’ Meeting a detailed report regarding the status of the corporate business pursuant with articles 46 and 47 of Law 222 of 1995.

12)	Regulate the issuance and placement of THE COMPANY’s shares, and approve their respective prospectuses. In any case, the Board of Directors may delegate on the President of THE COMPANY the approval of the subscription regulation, the issuance prospectus and all other documents relating to the issuance and placement of shares.

(Updated in accordance with Bylaws amendement approved by the General Shareholders Metting held on March 21, 2013, notarized by Public Deed No. 666 of May 7, 2013, issued at the Sixty Fifth Registry of the Bogota Notary Department, registered at the Mercantile Registry of the Chamber of Commerce on May 20, 2013, under number 01731747)

13)	Submit jointly with the President of THE COMPANY, to the General Shareholders’ Meeting and for its approval, the financial statements for each exercise, accompanied by the documents required by article 446 of the Commercial Code or by the rules that regulate or modify it.

14)	Comply with article 447 of the Commercial Code or with the rules that regulate or modify it.

15)	Authorize extraordinary investments in cases of urgency and extraordinary expenses in order to guarantee the normal development of the corporate purpose of THE COMPANY, in accordance with valid budgetary regulations.

16)	Act as an advisory organ of the President of THE COMPANY on all subjects that he may require.

17)	Approve the Corporate Governance Code to be submitted by the President of THE COMPANY and the proposed modifications or adjustments to such code.

18)	Delegate on the President of THE COMPANY any of its functions of the Board that may be delegated according to law.

19)	Grant permits or licenses to the President of THE COMPANY, and appoint an alternate-in-charge during the absence of its substitutes.

20)	Adopt the specific measures regarding the governance of THE COMPANY, its conduct, and its information, with the aim of ensuring the respect of the rights of those who invest in its shares or any other securities issued, in accordance with the parameters set by the market regulatory bodies, and the adequate management of its business and public knowledge of its management.

21)	Submit jointly with the President of THE COMPANY, a report that describes the issues included in the aforementioned numeral 20) before the General Shareholders’ Meeting.

22)	Verify the effectiveness and transparency of the accounting systems of THE COMPANY and issue periodical reports to the shareholders regarding the financial and governance status of THE COMPANY.

23)	The Board of Directors will be responsible of overseeing that the economic relations of THE COMPANY with its shareholders, including the majority shareholder, and with its subordinate companies, are carried out within the limits and conditions established by the Law and the regulations related to prevention, management and conflict of interest resolution established in these Bylaws; and in any case, under market conditions.

24)	Establish the necessary mechanisms to ensure that when an official of THE COMPANY reveals, either to the Auditing Committee of the Board of Directors or to its immediate chiefs, information regarding a possible conflict of interest within THE COMPANY or of accountability irregularities or in the financial information, the official will not be discriminated or suffer negative consequences, and generally, to protect him it from retaliations that may arise from these reasons.

25)	The Board of Directors may establish a policy of disclosure to the public of the annual and long term objectives of THE COMPANY, as well as its compliance with these objectives.

26)	Request to the Presidency of THE COMPANY the recruitment of external advisors, when deemed necessary to fulfill its functions or as support to the Committees of the Board of Directors under the following terms and conditions:

a)	The request to hire external advisors must be in writing, indicating at least, the following: (i) Reasons that justify the recruitment to fully comply with the functions assigned to the Board of Directors; (ii) Inclusion of several candidates with their respective economic proposals; (iii) The persons submitted as possible candidates must be suitable professionals, recognized as such in accordance with the Law and comply with the requirements of the procurement regulations of THE COMPANY and, (iv) Declaration that the candidates have no conflicts of interest.

b)	The Board may commission to these advisors, if deemed necessary, the audit of business areas of THE COMPANY.

27)	Comply with the duties assigned by law regarding money laundering and terrorism financing, especially those issued by the Financial Superintendence of Colombia.

28)	Regulate the support, promotion and management of shareholder democratization programs in THE COMPANY requested by shareholders. In any case, the Board of Directors may delegate on the President of THE COMPANY the completion of all acts and the execution of all contracts necessary to complete the program for the transfer of shares that shareholders have in THE COMPANY.

(Updated in accordance with the Bylaws amendment approved by the General Shareholders Meeting on March 24, 2011, notarized by Public Deed No. 560 of May 23, 2011, registered at the Mercantile Registry of the Bogota Chamber of Commerce on June 30, 2011, under number 01492292)

29)	Authorize the issuance and placement of THE COMPANY’s bonds, provided such bonds are not convertible into shares, and other debt securities or instruments that enable the financing of THE COMPANY, regulate them and approve their respective prospectuses. In any event, the Board of Directors may delegate on the President of THE COMPANY the approval of the subscription regulation, the issuance prospectus and all other documents relating to the issuance and placement of securities or instruments.

(Updated in accordance with Bylaws amendement approved by the General Shareholders Metting held on March 21, 2013, notarized by Public Deed No. 666 of May 7, 2013, issued at the Sixty Fifth Registry of the Bogota Notary Department, registered at the Mercantile Registry of the Chamber of Commerce on May 20, 2013, under number 01731747)

30)	All others assigned by Law, these Bylaws, and the Corporate Governance Code.

Paragraph Two: The Board of Directors may create within it, special works or studies commissions.

Article Twenty-seven: BOARD OF DIRECTORS’ COMMITTEES.-

(Updated in accordance with the Bylaws amendment approved by the General Shareholders Meeting on March 24, 2011, notarized by Public Deed No. 560 of May 23, 2011, registered at the Mercantile Registry of the Bogota Chamber of Commerce on June 30, 2011, under number 01492292)

In order to deal with its responsibilities directly, the Board of Directors has four (4) permanent institutional Committees, integrated by Board of Directors members appointed by the Board itself. At least one (1) member of each Committee must be Independent: the foregoing regardless of the minimum number of independent members that are required by law to be part of the Audit Committee.

In order to operate, in addition to the provisions of existing rules that apply, the Committees will have Internal Regulations establishing their objectives, functions and responsibilities.

27.1. Audit and Risk Committee: It is the COMPANY’s highest control body, which is responsible for overseeing the risk management and effectiveness of the internal control system. This Committee will assist the Board of Directors in monitoring the internal control system, compliance with the internal audit program, compliance with the audit process performed by the fiscal auditor and/or external auditors, verifying that the internal control procedures meet the financial, administrative and operational needs, objectives, targets and strategies determined by THE COMPANY and, will understand, analyze and provide its opinion on the annual report presented by the Reserves Committee with regard to THE COMPANY’s oil reserves. All of its members must be independent, and at least one of them must be an expert in finance and accounting issues.

The Audit and Risk Committee shall immediately forward the complaints or warnings that it receives to the other Board committees, in the event that they correspond to issues within the scope of any of these committees.

The Audit and Risk Committee does not replace the duties of the Board of Directors or the management regarding the monitoring and implementation of THE COMPANY’s internal control system.

(Updated in accordance with the Bylaws amendment approved by the General Shareholders Meeting on March 24, 2011, notarized by Public Deed No. 560 of May 23, 2011, registered at the Mercantile Registry of the Bogota Chamber of Commerce on June 30, 2011, under number 01492292)

27.2. Compensation and Nomination Committee: The main objective of this Committee is to review and recommend to the Board of Directors the compensation systems, along with the criteria to select senior executives as well as other key employees of the organization.

THE COMPANY’S Vice President of Human Talent, or the person acting as such, will attend the meetings of the Compensation and Nomination Committee on a permanent basis.

27.3. Corporate Governance and Sustainability Committee: This body supports the Board of Director’s efforts regarding good governance and sustainability of THE COMPANY. Its purpose is to recommend systems to the Board of Directors to adopt, monitor and approve THE COMPANY’S corporate governance and sustainability practices.

27.4. Business Committee: This body supports the Board of Director’s efforts regarding the definition of the investment strategy of THE COMPANY, portfolio analysis and investment projects that require the approval of the Board of Directors, and evaluation and monitoring of the investment portfolio and the results of these investments.

CHAPTER VII:
GENERAL REGULATIONS FOR THE SHAREHOLDERS MEETING
AND THE BOARD OF DIRECTORS

Article Twenty-eight: MINUTES.- The decisions of the Board of Directors or the General Shareholders’ Meeting adopted during their meetings in which members are physically present will be included in minutes approved by said bodies, as appropiate, or by the people appointed in the meeting for such purpose, and will be signed by the president and the secretary of such meeting. Said minutes must indicate, aside from the shareholders summons, the attendees and the votes casted for each decision.

The minutes must comply with Articles 189 and 431 of the Commercial Code, as appropriate, as well as with Circular D-001/91 issued by the Superintendence of Companies and other regulations that may regulate, modify or substitute them.

A copy of these minutes, authorized by the Secretary or by any representative of THE COMPANY, will be proof of the facts therein, as long as there is no showing of fakeness of the copy or of the minutes.

No other document will be admissible for the managers in order to establish facts that are not included in the minutes.

Paragraph One: The minutes corresponding to the ordinary meeting of the General Shareholders Meetings will record the submission of financial statements and the FIscal Auditor’s report, if these documents are not included in them. The documents mentioned in Articles 446 and 447 of the Commercial Code must be deposited in the Office of the Presidency for the benefit of the shareholders, fifteen (15) business days prior to the date of the meeting.

Paragraph Two: REGISTRATION OF BOOKS AND MINUTES.- The Share Registry Book, the Book of General Shareholder Meeting Minutes, and the Book of the Board of Directors Meetings Minutes will be registered with the Chamber of Commerce of Bogotá D.C.

The minutes will be registered when such formality is required by law.

Article Twenty-nine: NON PRESENTIAL MEETINGS OF THE SHAREHOLDERS AND BOARD OF DIRECTORS.- In addition to the physically attended meetings regulatd by other sections of these Bylaws, the General Shareholders’ Meeting and the Board of Directors may meet without being physically present when complying with Articles 19 and 20 of Law 1995.

There will, therefore, be General Shareholders’ Meeting or Board of Directors meeting when, through any means, all the shareholders or members can deliberate and decide through simultaneous or consecutive communication. In the latter case, the communications must be immediately received according to the method used. Based upon these meetings, and on any matter discussed by the shareholders, there must be a record such as faxes showing the time, the sender, the message, or a recording including the same information.

In addition, all the decisions of the General Shareholders Meeting and of the Board of Directors will be valid when all the shareholders or directors express their vote in writing. In this case, the majority will be determined taking into consideration the total number of subscribed shares or directors, as the case may be. If the shareholders or members have expressed their vote in separate documents, these documents must be received within one (1) month as of the date of the first communication received. The legal representative will inform the General Shareholders’ Meeting or the Board of Directors (as the case may be) of the final decision within five (5) days as of the delivery of all the documents casting a vote.

Paragraph One: NON PRESENTIAL MEETINGS MINUTES.- The minutes of the meetings referred to in this article must be included in the minutes book within thirty (30) days of the date on which the decision was made. The minutes will be completed by the Legal Representative and the Secretary of THE COMPANY, or by whomever is acting as such. If the Secretary is not available, any of the shareholders or members of the Board of Directors, as the case may be, will sign the minutes.

Decisions will be null and void when adopted without the participation of a shareholder or member of the Board of Directors, as the case may be, in the simultaneous or consecutive communications. The same sanction will apply to decisions adopted when a shareholder or member of the Board of Directors, as the case may be, does not cast its vote or exceeds the one-month term included therein.

Article Thirty: COLLISION OF COMPETENCES.- Any doubt or conflict of duties or attributions of the Board of Directors and the President will be resolved always in favor of the Board of Directors; the conflict of duties between the Board of Directors and the General Shareholders Meeting will be resolved in favor of the latter.

CHAPTER VIII:
THE PRESIDENT

Article Thirty-one: PRESIDENT.- The administration and legal representation of THE COMPANY will be exercised by the President, who will be elected by the Board of Directors and will have two (2) personal alternates.

The Board of Directors will appoint the people/individuals who will act as First and Second alternate to the President.

All the employees of THE COMPANY will be subordinated to the President and under his or her orders and immediate supervision.

Paragraph One: APPOINTMENT AND TERM.- The term of the President will be of two (2) years as of his or her election, but may be reelected indefinitely or removed from his or her position before the term has elapsed. When the Board has not elected the President as set forth herein, the previous President will continue in the position until there is a new appointment. The election of the President will be made based upon suitability, knowledge, experience and leadership criteria.

Paragraph Two: The remuneration of the President of THE COMPANY will be determined by the Board of Directors taking into consideration the nature of THE COMPANY, the responsibility of the position and the market standards.

Paragraph Three: The Board of Directors will evaluate the President of THE COMPANY according to the Management Balanced Board adopted by THE COMPANY, the results of which will be published at www.ecopetrol.com.co or such other page that may replace it.

Any change in the evaluation method of the President’s management must be approved by the Board of Directors, by previous favorable recommendation of the amendment text or of the new evaluation method by the Corporate Governance Committee of the Board of Directors, which will be approved by simple majority. Once the modification is in force, it will be communicated by the Secretary of the Board of Directors to all the directors, and the new system will be revealed to all the interested public through the Shareholder and Investor Attention Office and in THE COMPANY’s webpage www.ecopetrol.com.co or such other page that may replace it.

Paragraph Four: The evaluation of top executives will be carried out as established in the Management Balance Board approved by THE COMPANY. Any change in the evaluation schedule herein must be proposed by a simple majority of members in the Nomination and Compensation Committee for the approval of the Board of Directors.

Article Thirty-two: PRESIDENT’S FUNCTIONS.- The President must:

1)	Approve and implement the Strategic Plan of THE COMPANY, which will be presented by the relevant office.

2)	Direct, coordinate, supervise, control and evaluate the execution and compliance of the objectives, functions, policies, plans, program, and projects inherent to the corporate purpose of THE COMPANY.

3)	Adopt the decisions and dictate the acts necessary to fulfill the corporate purpose and functions of THE COMPANY, within the limits of the law and these Bylaws.

4)	Order the expenses and dictate the necessary acts for the fulfillment of the objectives and functions of THE COMPANY, within the limits of the law and these Bylaws. These functions may be delegated in officers of THE COMPANY in accordance with the law.

5)	Carry out selection processes, celebrate, award, perfect, terminate, liquidate, expire contracts, agreements or other legal business necessary for the fulfillment of THE COMPANY’S objectives and functions, within the limits of the law and these Bylaws, and adopt all the remaining decisions and carry out acts related to contractual activity. These functions, and all those corresponding to the development of contractual activities, may be delegated on officers of THE COMPANY in accordance with the law.

6)	Develop the industrial relations policies and the salary ladder that must be adopted by THE COMPANY for its personnel, and submit to the Board of Directors initiatives for the modifications, complementation or adjustment of said policies.

7)	Execute and direct the execution of all acts, operations, and authorizations included in the corporate purpose.

8)	Submit, jointly with the Board of Directors, before the General Shareholders’ Meeting and for its approval, the financial statements for each fiscal year along with the documents requested by Article 446 of the Commercial Code or the rules that may regulate or modify it, as well as an additional certification issued by him and the Financial Vice-President, where appropriate, stating that they are responsible for the integrity and exactness of said financial statements of THE COMPANY.

9)	Make available to the shareholders, at least fifteen (15) business days before the date of the ordinary meeting of the General Shareholders’ Meeting, the documents referred to in Article 446 of the Commercial Code or in rules that regulate or modify it. The foregoing, pursuant to Article 447 of the Commercial Code or the legal norms that regulate or modify it.

10)	Submit to the Board of Directors:

a)	THE COMPANY’S budget.

b)	The modifications to the budget and the investment plans of THE COMPANY.

c)	On a quarterly basis, the budget execution analysis, complemented with the balance sheets as proof and an approximate computation of losses and gains; as well as all the cost and price information of the products in national and foreign markets.

d)	Annually, the financial reports, financial statements, a report regarding the status of THE COMPANY, status of new works or improvements, the results of the explorations, drillings, and exploitations carried out by THE COMPANY and its contractors, the initiatives, work plans and all other indications and suggestions for the improvement and rationalization of industrial and administrative systems of THE COMPANY.

e)	The remaining information requested by the Board of Directors to comply with the functions that were assigned.

11)	Execute the budget approved by the Board of Directors.

12)	Comply with and supervise the enforcement of the decisions of the Board of Directors.

13)	Design and execute the development plans, the annual action plans and the investment, maintenance and expenses plan.

14)	Execute the commercial and legal representation of THE COMPANY, by acting as plaintiff, or defendant, in all class of claims, requests, or judicial or extrajudicial procedures, with the ability to subscribe power-of-attorneys for both judicial or extrajudicial procedures in favor of officers of THE COMPANY or professionals not employed by it, and may delegate the faculties that it may deem necessary.

15)	Direct the labor relations of THE COMPANY and appoint, remove, and hire personnel for THE COMPANY, pursuant to legal or regulatory norms or these Bylaws, in accordance with numeral 6) of article 26 of these Bylaws. These functions may be delegated in officers of THE COMPANY in compliance with the law.

16)	Submit to the Board of Directors, and agree with it, appointment and removal of personnel referred to in numeral 6) of article 26 of these Bylaws and, if necessary, remove any of these officers and replace them temporarily, and inform the Board of Directors of such actions.

17)	Propose to the Board of Directors and carry out the modifications to the structure and base of personnel of THE COMPANY, in accordance with legal dispositions that may be applied.

18)	Represent the shares or interests that THE COMPANY may have in partnerships, associations, foundations, corporations or in any other form of association. The President may delegate this faculty to officials in the directive, advisor or executive levels of THE COMPANY.

19)	Present before the General Shareholders’ Meeting, during the ordinary meetings, the financial statements, the accounts, and the profit distribution project and, with the President of the Board of Directors, a report regarding the performance of the Board of Directors and its institutional Committees.

20)	Present before the Government any report that it may request and to any other official agencies the information that, according to law, must be furnished.

21)	Examine the cashier books, accounts, mail and documents of THE COMPANY and prove through delegation their stocks and values.

22)	Summon the Board of Directors and the General Shareholders’ Meeting to ordinary and extraordinary meetings.

23)	Come before Public Notaries to legalize Bylaws, amendments and decisions of the General Shareholders’ Meeting or the Board of Directors that need be included in public deeds.

24)	Submit to the Board of Directors, and supervise its compliance, all specific means regarding THE COMPANY’S governance, its conduct, and information in order to ensure the respect of the rights of those investing in shares or any other security to be issued, and the adequate management of its business and public knowledge of its management.

25)	Ensure respect for all shareholders.

26)	Supply the market with optimal, complete and true information regarding the financial statements and its administrative and financial performance, notwithstanding Articles 23 and 48 of Law 222 of 1995.

27)	Compile in a Corporate Governance Code, to be presented to the Board of Directors for its approval, all the regulations and systems required by law, and permanently book-keep it in the premises for easy access.

28)	Inform, through an advertisement published in a newspaper that is widely distributed throughout the country, the adoption of the Corporate Governance Code or of any amendment, addition, or complementation of it (that must also be approved by the Board of Directors), and include in the ad how the general public may consult the code. It may delegate this function in other officials of THE COMPANY.

29)	Carry out all necessary actions in order for THE COMPANY to connect online with the central securities deposit where the securities issued by THE COMPANY have been deposited or agree with such deposit in order for it to be responsible for the Share Registry Book on its behalf. This function may be delegated in officials of THE COMPANY.

30)	Avoid and reveal possible conflicts of interest between the President and THE COMPANY, or with the shareholders, suppliers or contractors, notifying their existence to the members of the Board of Directors, and if it were the case, to the General Shareholders’ Meeting, but abstaining from deliberating or offering an opinion regarding the conflict.

31)	Submit a semester report to the Board of Directors regarding the operations, agreements, or contracts that THE COMPANY may celebrate with its subordinated companies within said period and the conditions of said agreements, which must be carried out under market conditions. These relations will be made public through the annotations of the financial statements of THE COMPANY. Subordinated companies are those companies that comply with the requirements included in Articles 260 and 261 of the Commercial Code or those that may modify, substitute or add them.

32)	Establish and maintain an Internal Control System of THE COMPANY.

33)	Comply with the functions that, regarding prevention and control of money laundering and terrorism financing, are assigned by legal regulations, specially those issued by the Finance Superintendence of Colombia.

34)	When appropriate, appoint the officers of the companies in which THE COMPANY has interests both in Colombia and abroad.

35)	Carry out all other functions included in the Law, these Bylaws, and in the Corporate Governance Code, as well as those assigned by the General Shareholders’ Meeting or the Board of Directors.

PARAGRAPH: When the Law or these Bylaws state that the President has the faculty to delegate one or several functions of his position, it is understood that he may delegate them without need of any authorization.

CHAPTER IX:
FISCAL AUDITOR

Article Thirty-three: FISCAL AUDITOR.- THE COMPANY will have a Fiscal Auditor and an alternate, who will take its place during absolute, temporary or accidental absences. The General Shareholders Meeting will choose both of them.

THE COMPANY may only elect, for Fiscal Auditor and its alternate, individuals or companies duly registered before the Central Accounting Board Registry and that fulfill all the requirements included in Law 43 of 1990 or the rules that may regulate, modify or substitute it or that may result applicable.

The Audit Committee of the Board of Directors will pre-select the Fiscal Auditor through an objective and transparent selection process.

The Audit Committee of the Board of Directors will evaluate the candidates and submit to the General Shareholders’ Meeting a recommendation, establishing the eligibility order, taking into consideration experience, service, cost and sector knowledge criteria.

The shareholders can propose to the Committee additional candidates to Fiscal Auditor, as long as their profiles conform to those included in the Law and in these Bylaws. They may, as well, voice their unconformities with the current Fiscal Auditor to the Shareholder and Investor Attention Office, being the Audit Committee the body that will evaluate the case in order to present it before the General Shareholders’ Meeting, who will decide over the matter.

Paragraph One: In case the FIscal Auditor is a company, is must appoint a public accountant to exercise the functions of external auditor personally, under the terms of Article 215 of the Commercial Code. In case the appointee is absent, the alternates will act.

Paragraph Two: The Fiscal Auditor will earn the fees established by the General Shareholders Meeting, taking into consideration criteria such as professional experience auditing similar companies and market conditions.

Paragraph Three: Pursuant to Article 206 of the Commercial Code, the term of the Fiscal Auditor will be that of the Board of Directors, but may be removed at any time by the General Shareholders’ Meeting with the vote of half plus one of the shares present at said meeting.

Article Thirty-four: FISCAL AUDITOR FUNCTIONS.- The Fiscal Auditor’s functions, notwithstanding those assigned by the law and regulations, are:

1)	Control that the operations entered into or carried out by THE COMPANY are in compliance with these Bylaws, and with the decisions adopted in the meetings of the General Shareholders’ Meeting and the Board of Directors.

2)	Examine all the operations, inventories, minutes, books, mail, accounting stubs and business of THE COMPANY.

3)	Verify the cashier inventory whenever the Fiscal Auditor deems convenient.

4)	Check all the securities of THE COMPANY and those that are under custody.

5)	Inspect the assets of THE COMPANY and supervise that conservation and security measures are enforced.

6)	Point out exactly and in writing the irregularities found in acts of THE COMPANY to the General Shareholders’ Meeting, the Audit Committee, and the Board of Directors or the President, as appropriate.

7)	Authorize, by its signature, the financial statement of THE COMPANIES.

8)	Summon the General Shareholders’ Meeting to extraordinary meetings, pursuant to Article 20 of these Bylaws.

9)	Comply with Article 447 of the Commercial Code or the legal regulations that may regulate or modify it.

10)	Collaborate with competent authorities in the inspection and supervision of THE COMPANY, and provide reports on required or requested issues.

11)	Intervene in deliberations of the General Shareholders’ Meeting and the Board of Directors, when summoned to them, with speaking rights but no voting rights.

12)	Comply with the attributions included in the Law and these Bylaws, and those that, being compatible with the aforementioned, are assigned by the Audit Committee or the General Shareholders’ Meeting.

13)	Ensure that management fulfills its specific duties established by supervisory organs, especially as they relate to the duties of information and with the Corporate Governance Code.

14)	Inform the bodies of THE COMPANY, authorities and the market, as appropriate, of the relevant findings.

15)	Study the complaints on violation of shareholder or investor rights as well as the results of such investigations, which will be submitted to the Board of Directors and communicated to the General Shareholders’ Meeting.

16)	Supervise that all accounting procedures of THE COMPANY are being followed, as well as those of the minutes of the meetings of the General Shareholders Meetings and the Board of Directors, and that the mail and accounting documents of THE COMPANY are duly conserved, giving the necessary instructions to do so.

17)	Others that are included in Article 207 of the Commercial Code or other legal regulations.

Paragraph One: The Fiscal Auditor will not have authority to intervene in the management activities of THE COMPANY; it may only exercise the administrative functions inherent in the carrying out of the external audit itself.

Paragraph Two: In order to communicate material findings observed, the Fiscal Auditor must:

1)	Timely communicate in writing to the Board of Directors, the General Shareholders’ Meeting, the Audit Committee or the President, whichever it may concern, according to the responsibilities of the competent authority and the magnitude of the finding in his judgment, of the irregularities that occur in the operation of THE COMPANY and the development of its business.

2)	Summon extraordinary meetings of the General Shareholders’ Meetings when deemed necessary.

3)	Inform the trustee for the bond holders, when deemed necessary, in case of having debt securities.

Paragraph Three: On a permanent basis, the management will maintain in THE COMPANY’s web page www.ecopetrol.com.co or another that may replace it, making available to the market and to shareholders, the latest Fiscal Auditor’s report along with its annexes and details of findings and exceptions presented.

Article Thirty-five: DISQUALIFICATIONS FOR THE POSITION OF FISCAL AUDITOR.- Aside from the disqualifications and incompatibilities prescribed by law, the Fiscal Auditor of THE COMPANY cannot be a person who has received income from THE COMPANY and/or from its subsidiaries representing twenty five (25%) or more of such person’s annual revenues for the immediately preceding year or someone who carries out or exercises in THE COMPANY and/or its subsidiaries, directly or through third parties, services other than those of the external auditor that may compromise such person’s independence in the discharge of the position. The Fiscal Auditor may not hold this position at THE COMPANY or at its subordinate companies for more than five (5) consecutive periods; being eligible to be contracted again after two (2) periods removed from the position.

(Updated in accordance with the Bylaws amendment approved by the General Shareholders Meeting on March 24, 2011, notarized by Public Deed No. 560 of May 23, 2011, registered at the Mercantile Registry of the Bogota Chamber of Commerce on June 30, 2011, under number 01492292)

CHAPTER X:
FINANCIAL STATEMENTS, DIVIDEND DISTRIBUTIONS,
AND RESERVE FUNDS

Article Thirty-six: FINANCIAL.- On the thirty-first (31) of December of each year, the books will be closed and the financial statements of THE COMPANY will be produced.

Article Thirty-seven: APPROPRIATIONS.- To settle the income statement, expenses intended to cover future but certain expenses, such as social benefits, depreciations, amortizations and taxes, among others, must be previously appropriated.

Article Thirty-eight: PROFITS.- From the net profits calculated in accordance with Article 39 of these Bylaws, ten percent (10%) will be destined to the reserves account until it is equal to half of the subscribed capital. When this threshold is reached, THE COMPANY will not be required to continue contributing to the reserves account unless otherwise agreed to by the General Shareholders’ Meeting. But if the reserves account were to decrease, the same ten percent (10%) of the net profits will be contributed until the reserves account again reaches the threshold of fifty percent (50%) of subscribed capital.

Article Thirty-nine: DIVIDENDS.- For purposes of the distribution of profits, as set forth in Articles 155 and 454 of the Commercial Code, net profits will be deemed from the application of the following procedures:

1)	Net profits listed by THE COMPANY based on the real and reliable financial statements from each fiscal year; from that amount items exclusively corresponding to the follwing must be substracted: (i) stemming losses from previous fiscal years that affect the capital; that is, when as a result of said losses, the net assets were reduced to less than the subscribed capital (if any); (ii) the reserves accounts and statutory reserves (if any), and (iii) the appropriations necessary for payment of income and related taxes.

2)	To the foregoing balance, the percentages to be distributed, as prescribed by law, are applied. This amount will be the minimum amount to be distributed as the dividend in each period.

3)	The amounts resulting after the distribution of the minimum dividends will be at the disposal of the General Shareholders’ Meeting to be designated as occasional reserves or to be distributed as dividends in addition to the minimum dividends set forth in numeral 2) above.

Article Forty: LOSSES.- The losses, if any, will be covered by the reserves destined for such purpose and, failing that, with the reserves account. The reserves intended to cover certain losses cannot be destined for other purposes, unless otherwise determined by the General Shareholders’ Meeting. If the reserves account is insufficient to cover the losses, the corporate profits of the following fiscal year will be applied toward this purpose without being able to be applied toward a different purpose until such loss is completely covered. The General Shareholders’ Meeting may adopt or order measures toward the reestablishment the net assets whenever there are losses that have reduced assets to less than fifty percent (50%) of the subscribed capital of THE COMPANY, such as the sale of appraised corporate assets, the reduction of subscribed capital effected in as prescribed in law or the issuance of new shares. Any of these measures must be adopted within six (6) months following the determination of the loss. Otherwise, THE COMPANY must proceed toward dissolution.

CHAPTER XI:
DISSOLUTION AND LIQUIDATION

Article Forty-one: WIND UP.- THE COMPANY will dissolve only for the causes set forth in numerals 1 and 2 of Article 457 of the Commercial Code, or in the event that all subscribed shares are owned by a single shareholder.

The aforementioned, in accordance with Article 85 of Law 489 of 1998 and Article 19.12 of Law 142 of 1994 or the rules that may modify, add or substitute them.

Article Forty-two: LIQUIDATION.- Once THE COMPANY is dissolved, its liquidation will begin immediately; for this purpose, the following must be considered:

1)	Except pursuant to an express legal exception, any act outside the scope of the liquidation will render jointly and severally liable the liquidator or liquidators and the Fiscal Auditor that did not oppose such act.

2)	The corporate name must be modified to include the words: UNDER LIQUIDATION; if this requirement is omitted, the liquidator or liquidators and the Fiscal Auditor that did not oppose such omission will be jointly and severally liable for the damages and losses that it may cause.

Paragraph One: In case of liquidation, the in-kind contributions will be returned to whomever delivered them, in the proportion corresponding after applying Article 240 of the Commercial Code and other legal rules that may apply to said case.

Article Forty-three: LIQUIDATOR.- The liquidation of THE COMPANY will be carried out by the person designated by the General Shareholders’ Meeting and in accordance with Article 228 of the Commercial Code or the rules that may complement, regulate or modify it.

The liquidator will direct the activity under his or her exclusive responsibility.

Article Forty-four: FACULTIES OF THE LIQUIDATOR.- The President, acting as liquidator, or the liquidators appointed by the General Shareholders’ Meeting, have the duties and powers granted by Articles 232, 233 and 238 of the Commercial Code.

Article Forty-five: POWERS OF THE GENERAL SHAREHOLDERS’ MEETING.- During the liquidation, the powers of the General Shareholders’ Meeting will remain as they were during THE COMPANY’s existence, modified only as required by the liquidation process.

CHAPTER XII:
FINAL REGULATIONS

Article Forty-six: DUTIES AND RESPONSIBILITES OF THE MANAGERS.- The duties and responsibilities of the managers of THE COMPANY will be those established in Articles 23 and 200 of Law 222 of 1995 and the legal rules that may regulate, modify, substitute it or or that may be otherwise applicable.

Article Forty-seven: INCOMPATIBILITIES AND DISQUALIFICATIONS.-

1)	The members of the Board of Directors and the officers of THE COMPANY will be subject to the incompatibilities and disqualifications included in the Constitution, the law, and the rules regarding said subjects and conflicts of interest included in these Bylaws, as well as those rules that may regulate, modify or substitute them.

2)	No officer or employee of THE COMPANY may reveal to third parties the operations, plans or initiatives of THE COMPANY, or communicate any technical procedure or results of explorations or activities of THE COMPANY, except with such instruction or order from a competent governmental authority.

3)	The members of the Board of Directors and the officers at the director, advisor, or executive officer levels of THE COMPANY:

a)	Cannot, during the exercise of their functions or within the year following their termination, render professional services to THE COMPANY, directly or indirectly contract with it, nor facilitate its own personal business, or that of third parties, before THE COMPANY, except when claims are brought against the company in which they are serving or have served.

b)	Cannot intervene, for any reason or at any moment, in businesses that they have known of or carried out during the performance of their duties.

Paragraph One: The aforementioned does not prevent the members of the Board of Directors or the officers of any level of THE COMPANY, from acquiring goods or services that THE COMPANY offers to the public on an arm’s length basis.

Paragraph Two: Officers at the director, advisor or executive level may be members of the board of directors of companies where THE COMPANY has an ownership interest.

Article Forty-eight: CONFLICT OF INTEREST.- It is understood that there is a conflict of interest when, among other things:

a)	There are conflicting interests between a Manager or any other employee of THE COMPANY and the interests of THE COMPANY, that may make such person to adopt decisions or take actions in his or her personal benefit or that of third parties and in detriment of the interests of THE COMPANY, or

b)	When there is any circumstance that may reduce the independence, fairness or objectivity of the actions of a Manager or any employee of THE COMPANY. which may act in detriment of the interests of THE COMPANY.

For these purposes, managers will be those defined as such by Article 22 of Law 222 of 1995 or any regulation that complements, amends or substitutes it.

Paragraph One: The President, the members of the Board of Directors and all the employees of THE COMPANY shall act with diligence and loyalty toward THE COMPANY, and shall abstain from intervening directly or indirectly in studies, activities, management, decisions or actions in which there is a conflict of interest, in accordance with the aforementioned definition.

Paragraph Two: DISCLOSURE OF CONFLICTS IN THE COMPANY.- The President, the members of the Board of Directors and all the employees of THE COMPANY shall disclose any conflict of interest between its personal interests and the interests of THE COMPANY when dealing with its principal shareholder and its subordinated companies, clients, suppliers, contractors and any other person who carries out or plans on carrying out business with THE COMPANY or with any companies in which it has an ownership interest or any other interests, directly or indirectly.

Paragraph Three: CONFLICT OF INTEREST MANAGEMENT.- In order to resolve conflicts of interest situations, the following procedure will be followed:

a)	In case the conflict of interest involves an officer of THE COMPANY, other than its Managers, such officer must inform in writing to his or her supervisor of the conflict, in order for the supervisor to evaluate it and, should such supervisor deem that a conflict of interest exists, to appoint a replacement for the person involved in the conflict.

b)	In case the conflict of interest involves a Manager of THE COMPANY, numeral 7 of Article 23 of Law 222 of 1995 or the regulations that complements, amends or substitutes it will be applied.

Article Forty-nine: INFORMATION MANAGMENT.- THE COMPANY will distribute general information that will allow shareholders and other investors (if any) to rely on updated and truthful information to effect their investment. THE COMPANY will provide third parties with information kept in its files, with the exception of information safeguarded by law and information that affects, impacts or jeopardizes the business of THE COMPANY or affects the rights of third parties.

Article Fifty: THE COMPANY APPLICABLE LAW- The legal requirements applicable to THE COMPANY will be established by law.

Article Fifty-one: LABOR APPLICABLE LAW.- The labor requirements applicable to THE COMPANY will be established by law.

~~ARTICLE FIFTY TWO: TRANSITORY SECTION- The members of the Board of Directors of ECOPETROL – Sociedad Pública Por Acciones- and their substitutes, will continue in their positions in THE COMPANY, until others are appointed into said positions in the ordinary General Shareholders’ Meeting on the first quarter of 2008.~~

(Eliminated in accordance with the Bylaws amendment approved by the General Shareholders Meeting on March 24, 2011, notarized by Public Deed No. 560 of May 23, 2011, registered at the Mercantile Registry of the Bogota Chamber of Commerce on June 30, 2011, under number 01492292)

Article Fifty-two: ECOPETROL, its managers and employees undertake to comply with the corporate governance practices adopted by THE COMPANY.

(Included in accordance with Bylaws amendment approved by the Shareholders’ General Meeting of March 26, 2015, notarized by Public Deed No. 1049 of May 15, 2015, issued at the Second Registry of the Bogota Notary Department, registered at the Mercantile Registry of the Chamber of Commerce)

Article Fifty-three: SUPPLEMENTARY RULES.- Regarding any matter that has not been provided for in these Bylaws, pertinent legal rules will be applied.